Exhibit 10.5

AMENDMENT NUMBER ONE

TO

THE

SUNTRUST BANKS, INC. MANAGEMENT INCENTIVE PLAN

As Last Amended and Restated as of March 14, 2005

§ 1

Pursuant to the power reserved in Section 2 of the SunTrust Banks, Inc. Management Incentive Plan, the Plan as last amended and restated as of March 14, 2005 is amended as set forth in this Amendment Number One to the Plan.

§ 2

Section 5A, Financial Goals for Covered Employees, is hereby amended to read as follows:

For each Plan Year, the Committee shall establish for each Participant who is expected to be a Covered Employee and, at the Committee’s discretion, for any other Participant one or more Financial Goals. These Financial Goals may be established in any manner the Committee deems appropriate, including achievement on an absolute or a relative basis as compared to peer groups or indexes, and these goals may be established as multiple goals or as alternative goals. The Committee shall determine the Final Value of each Award as a specified percent of the Participant’s Base Wages based on the attainment of such Financial Goals for the Plan Year. The Committee may fix a minimum Financial Goal for the Plan Year, and the Final Value of an Award shall be equal to zero if the minimum Financial Goal is not achieved. The Committee may also fix a maximum Financial Goal and such other Financial Goals which fall between the maximum and minimum Financial Goals as the Committee shall deem appropriate, with corresponding Final Values for such Awards with respect to the Corporation. Subject to Section 6B, Awards will be determined based upon achieving or exceeding the Financial Goals set by the Committee, and the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee. Straight line interpolation will be used to calculate Awards when performance falls between any two specified Financial Goals. In determining whether any Financial Goal has been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any Financial Goal for a Plan Year as it deems equitable to recognize unusual or non-recurring events affecting the Corporation, changes in tax laws or accounting procedures and any other factors as the Committee may determine (including adjustments that would result in the Corporation’s payment of non-deductible compensation). The Committee shall identify any such exclusions and adjustments which the Committee will use to determine whether a Financial Goal has been satisfied by a Covered Employee when the Committee sets the related Financial Goals. No Participant may receive an Award in excess of $5 million for any given Plan Year.

§ 3

Section 6B under the heading Payment of Awards is hereby amended to read as follows:

Notwithstanding the terms of any Award and the achievement of any Performance Goals, the Committee in its sole and absolute discretion may reduce the amount of the Award payable to any Participant for any reason, recognizing on the one hand that the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with this Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee and recognizing on the other hand that the Committee may determine (among other things) that the Financial Goals or other goals underlying an Award had become an inappropriate measure of achievement for a Participant, that there was a change in the Participant’s employment status, position or duties or in the Committee’s expectation of his or her level of performance or that the Participant’s was working for less than the entire Plan Year.

§ 4

The amendments made by this Amendment Number One shall be effective on January 1, 2007.